Exhibit 5.1

DLA Piper LLP (US) The Marbury Building 6225 Smith Avenue Baltimore, Maryland 21209-3600 www.dlapiper.com T 410.580.3000 F 410.580.3001

January 31, 2023

Apartment Income REIT Corp.

4582 South Ulster Street, Suite 1700

Denver, Colorado 80237

Re: Registration Statement on Form S-8

(Amended and Restated 2020 Stock Award and Incentive Plan)

Ladies and Gentlemen:

We serve as special Maryland counsel to Apartment Income REIT Corp., a Maryland corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the sale and issuance of up to 3,500,000 shares (the “Shares”) of Class A Common Stock, $.01 par value per share, of the Company (“Common Stock”), covered by the above-identified Registration Statement (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on the date hereof. This opinion is being provided at your request in connection with the filing of the Registration Statement.

In connection with our representation of the Company, and as a basis for the opinion hereinafter set forth, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1. The Registration Statement in the form in which it was transmitted to the Commission under the Act;

2. The charter of the Company (the “Charter”), certified as of a recent date by the State Department of Assessments and Taxation of Maryland (the “SDAT”);

3. The Bylaws of the Company, certified as of the date hereof by the Secretary of the Company;

4. Resolutions (the “Resolutions”) adopted by the Board of Directors of the Company or a committee thereof relating to (a) the registration, sale and issuance of the Shares, and (b) the approval of the Company’s Amended and Restated 2020 Stock Award and Incentive Plan (the “Plan”), certified as of the date hereof by a duly authorized officer of the Company;

5. A certification by a duly authorized officer of the Company as to the approval of the Plan by the stockholders of the Company;

6. The Plan, certified as of the date hereof by a duly authorized officer of the Company;

7. A certificate of the SDAT as to the good standing of the Company, dated as of a recent date;

Exhibit 5.1

8. A certificate executed by a duly authorized officer of the Company, dated as of the date hereof (the “Certificate”); and

9. Such other documents as we have considered necessary to the rendering of the opinion expressed below.

In examining the Documents, and in rendering the opinion set forth below, we have assumed the following: (a) each of the parties to the Documents (other than the Company) has duly and validly executed and delivered each of the Documents and each instrument, agreement and other document executed in connection with the Documents to which such party is a signatory, and each such party’s (other than the Company’s) obligations set forth in the Documents are its legal, valid and binding obligations, enforceable in accordance with their respective terms; (b) each person executing any such instrument, agreement or other document on behalf of any such party (other than the Company) is duly authorized to do so; (c) each natural person executing any such instrument, agreement or other document is legally competent to do so; (d) the Documents accurately describe and contain the mutual understandings of the parties, there are no oral or written modifications of or amendments or supplements to the Documents and there has been no waiver of any of the provisions of the Documents by actions or conduct of the parties or otherwise; and (e) all documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic copies or telecopies or portable document file (“.PDF”) copies conform to the original documents (and the authenticity of the originals of such copies), all signatures on all documents submitted to us for examination (and including signatures on photocopies, telecopies and .PDF copies) are genuine and all public records reviewed are accurate and complete. As to certain factual matters, we have relied on the Certificate as to the factual matters set forth therein, which we assume to be accurate and complete.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications stated herein, it is our opinion that:

1. The Company is a corporation validly existing under and by virtue of the laws of the State of Maryland and is in good standing with the SDAT.

2. The Shares have been duly authorized and, when issued and delivered in accordance with the Charter, the Resolutions and the Plan, the Shares will be validly issued, fully paid and nonassessable.

The opinion set forth herein is subject to additional assumptions, qualifications and limitations as follows:

(a) We have made no investigation of, and we express no opinion as to, the laws of any jurisdiction other than the laws of the State of Maryland. To the extent that any documents referred to herein are governed by the laws of a jurisdiction other than the State of Maryland, we have assumed that the laws of such jurisdiction are the same as the laws of the State of Maryland.

(b) We further assume that the issuance and sale of the Shares will not cause the Company to exceed the total limit of the authorized capital stock of the Company, as provided in the Charter.

(c) This opinion concerns only the effect of the laws (exclusive of the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement this opinion if any applicable laws change after the date hereof or if any facts or circumstances come to our attention after the date hereof that might change this opinion.

(d) We express no opinion as to compliance with the securities (or “blue sky”) laws or the real estate syndication laws of the State of Maryland.

Exhibit 5.1

(e) We assume that the issuance of the Shares by the Company will not cause any person to violate any of the provisions of the Charter relating to the Initial Holder Limit, the Look-Through Ownership Limit or the Ownership Limit (as those terms are defined in the provisions in the Charter that are applicable to the Shares), and that the Company will not issue any shares of capital stock other than the Shares.

(f) This opinion is limited to the matters set forth herein, and no other opinion should be inferred beyond the matters expressly stated.

The opinion expressed herein is subject to the effect of judicial decisions which may permit the introduction of parol evidence to modify the terms or the interpretation of agreements.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our firm and to our opinion in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act or the rules and regulations of the Commission thereunder or Item 509 of Regulation S-K. This opinion may not be relied on by any other person or in any other connection without our prior written approval.

Very truly yours,

DLA PIPER LLP (US)

/s/ DLA Piper LLP (US)